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                                  EXHIBIT 21

                                 SUBSIDIARIES

SUBSIDIARY                             STATE OF INCORPORATION

BARTON ATC, Inc.                                                Delaware

BARTON ATC International, Inc.                                  Tennessee

Southeastern Technology, Inc.                                   Tennessee

Titan Services, Inc.                                            Tennessee